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FOR IMMEDIATE RELEASE
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Contact:   At Corporate Headquarters
          Terry Kinninger/Sallie Olmsted
          (805) 566-6321/6263


                 METATOOLS, INC. AND FRACTAL DESIGN CORPORATION
                ANNOUNCE METACREATIONS UPON COMPLETION OF MERGER

             -MERGER CREATES NEW COMPANY-METACREATIONS CORPORATION,
                      A VISUAL COMPUTING  SOFTWARE LEADER-

CARPINTERIA, CALIF., May 29, 1997-- Metatools,Inc. (Nasdaq: MTLS) and Fractal Design Corporation (Nasdaq: FRAC), jointly announced that the shareholders of both companies approved today the merger of the two companies to create a leader in desktop visual computing software for professionals, prosumers, and consumers. The merger was effective as of 4:30 EDT today. Effective immediately, the new company has been renamed MetaCreations Corporation. The combined company's new ticker symbol on the Nasdaq National Market System, "MCRE", will become effective on May 30, 1997. For each share of Fractal Design's common stock, shareholders will receive .749 shares of MetaTools' common stock. The merger transaction will be accounted for as a pooling of interests, and the combined company anticipates that it will incur a charge of approximately $9.0 million in the quarter ending June 30, 1997, to reflect costs relating to the transaction and integrating the two companies.

The combined company is expected to offer a broad array of products and technologies for visual computing markets including consumer and professional photography and video, digital imaging, animation, computer graphics, 3D and data visualization.

"The combination of MetaTools and Fractal Design leverages our strategies for growing the professional digital graphics tool business for print and electronic publishing, video and entertainment while continuing to expand into the consumer visual graphics market. The combined company will be able to take advantage of domestic and international marketing, sales and distribution strengths," said John Wilczak, MetaTools' CEO.

Mark Zimmer, Fractal Design's CEO, stated, "Both Fractal Design and MetaTools have consistently been recognized as leaders delivering advanced technology for digital imaging at the desktop. Our product lines are extremely complementary and we look forward to jointly integrating our technologies for even more compelling future products."
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Members of the MetaCreations Corporation Board of Directors are: Howard L.
Morgan, who will become chairman of the board, Arthur Collmeyer, Thomas Hedges, Samuel H. Jones, Jr., Bert Kolde, Kai Krause, William H. Lane, III, John J. Wilczak, and Mark Zimmer. The senior management team of the combined company is comprised of: John Wilczak, Chief Executive Officer; Tom Hedges, Chief Systems Architect; Kai Krause, Chief Design Officer; Alexander Migdal, Chief Science Officer; Mark Zimmer, Chief Technical Officer; Pierre Berkaloff, Vice President, Engineering; Fred Brown, Sr. Vice President of Sales & Marketing; Frank Casanova, Vice President, Strategic Affairs; Steve Guttman, Vice President, Product Management; Terrance Kinninger, Sr. Vice President, Finance and Operations, and Chief Financial Officer; Sallie Olmsted, Vice President, Corporate Communications; Robert Rice, Vice President/Real Time Geometry.

MetaCreations Corporation's headquarters will be based in Carpinteria, California (Santa Barbara County). MetaCreations will also maintain offices located in: Scotts Valley, California; Princeton, New Jersey; Dublin, Ireland; and Paris, France.

This press release includes forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those in the forward looking statements. In particular, anticipated benefits from the combination of the companies will depend in large part on whether their respective operations can be integrated in an efficient and effective manner. There can be no assurances that the combined company will not encounter difficulties in integrating each company's respective organizations, products and operations, including the companies' sales, marketing and product development efforts, that the combined companies will not encounter substantial unanticipated costs in integrating their respective operations nor that their relationships with their present and potential employees, customers, distributors and other business partners will not be adversely affected by the merger. Investors are also directed to the companies' respective filings with the Securities and Exchange Commission, including Fractal Designs' annual report on From 10-KSB for the fiscal year ended March 31, 1996, MetaTools' annual report on form 10-K/A for the year ended December 31, 1996, as amended, the companies' joint proxy statement/prospectus, and the companies' current reports on Form 8-K. for a more complete description of other risks and uncertainties relating to the forward-looking statements made by the companies as well as to other aspects of the companies' respective businesses.

MetaCreations Corporation, the visual computing software company, designs, develops, publishes, markets and supports software tools for creating, editing and manipulating computer graphic images, digital art and Internet/Online content for Windows, Macintosh and other computing systems. Real Time Geometry Corporation, MetaCreations' advanced 3D research lab based in Princeton, New Jersey, develops innovations related to the creation, rendering and display of 3D images including dynamic scaling of image resolution. Working with distributors in North America, Europe and Asia, Central and Latin America, MetaCreations professional and consumer software is available in more than fifty countries and in as many as eight languages. MetaCreations' corporate headquarters is located in Santa Barbara County at 6303 Carpinteria Avenue, Carpinteria, CA 93013; Tel: 805-566-6200; Fax: 805-566-6385; MetaCreations in
Scotts Valley is located at 5550 Scotts Valley Drive, P. O. Box 66959, Scotts
Valley, CA  95067-6959.   MetaCreations International Ltd. is located at Wilson
House, Fenian Street, Dublin 2, Ireland; Tel: 353(1)662-9333; Fax: 353(1)662-9334; World Wide Web server: http://www.metacreations.com.

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